SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2008

PLATINA ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28335	84-108043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3649 Leopard St. Suite 308, Corpus Christi, Texas 78408
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(972) 458-9601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On December 2, 2008, Platina Energy Group, Inc. (the “Company”) and its wholly owned subsidiaries, Wildcat Energy Corp. and Appalachian Energy Corp. (the “Subsidiaries”), filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.  The Company and its Subsidiaries will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

 On December 2, 2008, the Company and its Subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.  The filing of the bankruptcy petitions constituted an event of default under the Company’s debt arrangements with Trafalgar Capital Specialized Fund, Luxembourg ("Trafalgar").  As a result of such event of default, all obligations under such debt arrangements became automatically and immediately due and payable.  The total amount of such obligations was approximately $4,563,618.30 as of December 2, 2008.  The Company believes that any efforts to enforce the payment obligations under the Trafalgar debt arrangements are stayed as a result of the filing of the Chapter 11 case in the Bankruptcy Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINA ENERGY GROUP INC.

Date:  December 3, 2008                                                                           /s/           Blair Merriam
Blair Merriam, Chief Executive Officer